UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
 Pursuant to Section 13 OR 15(d) of
 The Securities Exchange Act of 1934

Date of Report (Date of earliest reported): December 17, 2008

BJ’S RESTAURANTS, INC.
(Exact name of registrant as specified in its charter)

California	0-21423	33-0485615
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7755 Center Avenue Suite 300 Huntington Beach, California	92647
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (714) 500-2400

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)       Pursuant to the terms of the Separation Agreement described below, effective December 30, 2008, Paul Motenko and Jeremiah J. Hennessy resigned from their positions as directors and officers of BJ's Restaurants, Inc..

(c)       Effective December 17, 2008, BJ's Restaurants entered into a Separation Agreement and General Release with each of and Paul Motenko and Jeremiah J. Hennessy (the "Separation Agreements") pursuant to which each of Mr. Motenko and Mr. Hennessy agreed that their respective employment with BJ's Restaurants would terminate effective December 30, 2008 and that, simultaneously with such termination, each would resign and cease to serve as a director and officer of BJ's Restaurants and its subsidiaries.  The terms of the Separation Agreements for each of Mr. Motenko and Mr. Hennessey are identical in all material respects and the following is brief summary of the material terms of these Separation Agreements:

Termination Payments.  BJ's Restaurants will pay each of Mr. Motenko and Mr. Hennessy an amount equal to the $349,562 in base salary to which they were entitled pursuant to the terms of their Amended and Restated Employment Agreements through the end of 2009.  Such payments will be made in 26 bi-weekly installments in accordance with the Company's payroll practices.

Continuation of Group Health Benefits.  BJ's Restaurants shall reimburse each of Mr. Motenko and Mr. Hennessy for a period of 18 months for the cost of premiums to maintain health insurance coverage in effect for each of them and their respective dependents.  The current cost of coverage for each executive is $13,457 per annum and BJ's Restaurants' reimbursement obligations shall increase in the event the cost of maintaining the existing health insurance coverage is increased by the insurer, subject to a maximum increase of 15% during the 18-month reimbursement period

Options.  Each of Mr. Motenko and Mr. Hennessy currently has options to purchase up to 85,000 shares of BJ's Restaurants common stock at an exercise price of $19.38 per share.  Pursuant to their Separation Agreements, effective as of the termination date of their employment, all of these options shall accelerate and vest in full and shall continue to be exercisable until December 31, 2009.

Officers and Directors Insurance.  For a period of at least five years following the termination date of their employment, BJ's Restaurants shall continue to provide coverage to Mr. Motenko and Mr. Hennessy under any directors and officers liability insurance maintained by BJ's Restaurants in accordance with its usual and customary insurance practice.

Releases.  The Separation Agreements contain customary releases by each of Mr. Motenko and Mr. Hennessy and by BJ's Restaurants with respect to any and all claims either party may have had against the other party arising out of the service of Mr. Motenko and Mr. Hennessy as officers and directors of BJ's Restaurants.

Covenants.  The Separation Agreement provides for continuation of the confidentiality, non-disparagement and two (2) year non-solicitation covenants that were contained in Mr. Motenko and Mr. Hennessy's Amended and Restated Employment Agreements.  However, BJ's Restaurants agreed to release Mr. Motenko and Mr. Hennessy from the non-competition covenants that were included in their respective Amended and Restated Employment Agreements.

Item 8.01     Other Events.

On December 22, 2008, BJ's Restaurants issued a press release relating to the resignation of Paul Motenko and Jeremiah J. Hennessy as directors and officers of BJ's Restaurants and its subsidiaries.  A copy of the news release is attached as Exhibit 99.1.

The information in Exhibit 99.1 attached hereto shall not be deemed “filed” for purposes of  Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended.

Item 9.01     Financial Statements and Exhibits.

(d)       Exhibits

Exhibit No.	Description

99.1	Press Release, dated December 22, 2008, announcing the resignation of Paul Motenko and Jeremiah J. Hennessy as officers and directors of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BJ’S RESTAURANTS, INC.
December 22, 2008	(Registrant)

	By:	/s/ GERALD W. DEITCHLE
Gerald W. Deitchle
Chief Executive Officer, President and Chairman

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release, dated December 22, 2008, announcing the resignation of Paul Motenko and Jeremiah J. Hennessy as officers and directors of the Company.

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